News Release

Unisys Names Matthew J. Desch to Board of Directors

BLUE BELL, Pa., December 19, 2018 - Unisys Corporation (NYSE: UIS) today announced that Matthew J. Desch has been elected to the Unisys board of directors, effective January 1, 2019.

Desch has served as chief executive officer and a director of Iridium Communications Inc., a McLean, Va.-based, global mobile satellite communications company, since 2006.

Desch brings to Unisys extensive experience in government and in travel and transportation, which are core focus industries for Unisys.

“It is an honor to join the Unisys board,” said Desch. “I look forward to working with Unisys to accelerate the momentum the company is seeing in the marketplace as it delivers its security-first solutions.”

Prior to joining Iridium, Desch served as chief executive officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson. Previously, he spent 13 years at Nortel Networks Corporation, including as president of the company’s global wireless networks business. Desch serves on the President’s National Security Telecommunications Advisory Committee (NSTAC) along with Unisys Chairman and CEO Peter Altabef.

Desch is a graduate of The Ohio State University, where he earned a Bachelor of Science in Computer Science, and the University of Chicago, where he earned a Master of Business Administration.

“I am delighted to welcome Matt to the Unisys board,” Altabef said. “His experience in transforming Iridium into the success story it has become will help Unisys navigate our ongoing transformation. In addition, his expertise with the Internet of Things (IoT) will help Unisys drive its Safe Cities initiative, the focus of which includes supporting governments around the world in protecting the security of IoT-enabled devices. It will be a pleasure to work with Matt on the Unisys board as we seek to deliver secure outcomes for our clients.”

About Unisys
Unisys is a global information technology company that builds high-performance, security-centric solutions for the most demanding businesses and governments on Earth. Unisys offerings include security software and services; digital transformation and workplace services; industry applications and services; and innovative software operating environments for high-intensity enterprise computing. For more information on how Unisys builds better outcomes securely for its clients across the Government, Financial Services and Commercial markets, visit www.unisys.com.

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Contacts:
Brian Daly, Unisys, 215-274-1376
brian.daly@unisys.com

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RELEASE NO.: 1219/9632

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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